Exhibit 10.1

INDEPENDENT DIRECTOR AWARD

PHANTOM STOCK AWARD AGREEMENT

This Phantom Stock Award Agreement (the “Agreement”) has been made as of            (the “Date of Grant”) between Duke Energy Corporation, a Delaware corporation, with its principal offices in Charlotte, North Carolina (the “Corporation”), and           (the “Grantee”).

RECITALS

Under the            as it may, from time to time, be amended (the “Plan”), the Board of Directors of the Corporation (the “Board”) has determined the form of this Agreement and selected the Grantee, as an Independent Director, to receive the award evidenced by this Agreement (the “Award”) and the Phantom Stock units and tandem Dividend Equivalents that are subject hereto. The applicable provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

AWARD

In accordance with the Plan, the Corporation has made this Award, effective as of the Date of Grant and upon the following terms and conditions:

Section 1.     Number and Nature of Phantom Stock Units and Tandem Dividend Equivalents. The number of Phantom Stock units and the number of tandem Dividend Equivalents subject to this Award are each             (     ). Each Phantom Stock unit, upon becoming vested, before its expiration, represents a right to receive payment in the form of one (1) share of Common Stock. Each tandem Dividend Equivalent represents a right to receive cash payments equivalent to the amount of cash dividends declared and paid on one (1) share of Common Stock after the Date of Grant and before the Dividend Equivalent expires. Phantom Stock units and Dividend Equivalents are used solely as units of measurement, and are not shares of Common Stock and the Grantee is not, and has no rights as, a stockholder of the Corporation by virtue of this Award.

Section 2.     Vesting of Phantom Stock Units. The specified percentage of the Phantom Stock units subject to this Award, and not previously forfeited, shall vest, with such percentage considered satisfied to the extent such Phantom Stock units have previously vested, as follows:

a.               Upon Grantee continuously remaining an Independent Director from the Date of Grant through            .

b.              100%, upon Grantee ceasing to continuously remain an Independent Director, provided such cessation constitutes a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i), (i) after Grantee has attained age sixty-two (62) and has completed at least ten (10) years of continuous service as an Independent Director (including, if applicable, continuous service as a member of the board of directors of Cinergy Corp.), (ii) on or after the date of the annual meeting of the stockholders of the Corporation coinciding with, or next following, Grantee’s attainment of age seventy (70), (iii) by reason of Grantee’s total and permanent disability within the meaning of Code Section 22(e)(3), or (iv) by reason of Grantee’s death.

c.               100%, upon the occurrence of a Change in Control, provided such occurrence would satisfy the distribution requirements of Code Section 409A(a)(2)(A)(v).

Section 3.     Forfeiture/Expiration. Any Phantom Stock unit subject to this Award shall be forfeited upon Grantee ceasing to continuously remain an Independent Director from the Date of Grant, except to the extent otherwise provided in Section 2, and, if not previously vested and paid, or deferred, or forfeited, shall expire immediately before the tenth anniversary of the Date of Grant. Any Dividend Equivalent subject to this Award shall expire at the time the unit of Phantom Stock with respect to which the Dividend Equivalent is in tandem (i) is vested and paid, or deferred, (ii) is forfeited, or (iii) expires.

Section 4.     Dividend Equivalent Payments. Payments with respect to any Dividend Equivalent subject to this Award shall be paid in cash to the Grantee as soon as practicable following any time cash dividends are declared and paid with respect to the Common Stock on or after the Date of Grant and before the Dividend Equivalent expires (but in no event shall such payment be made later than March 15 of the year following the calendar year in which the dividends are paid to the holders of Common Stock). However, should the timing of a particular payment under Section 5 to the Grantee in shares of Common Stock in conjunction with the timing of a particular cash dividend declared and paid on Common Stock be such that the Grantee receives such shares without the right to receive such dividend and the Grantee would not otherwise be entitled to payment under the expiring Dividend Equivalent with respect to such dividend, the Grantee, nevertheless, shall be entitled to such payment.

Section 5.     Payment of Phantom Stock Units. Payment of Phantom Stock units subject to this Award shall be made to the Grantee as soon as practicable following the time such units become vested in accordance with Section 2 prior to their expiration, but in no event later than 30 days following such vesting, except to the extent deferred by Grantee. Payment shall be in the form of one (1) share of Common Stock for each full vested unit of Phantom Stock and any partial vested Phantom Stock unit shall be valued on the basis of the corresponding part of the Fair Market Value of a share of Common Stock on the date the respective partial Phantom Stock unit became vested and shall be paid in cash.

Section 6.     No Right to Continue to Be an Independent Director. Nothing in this Agreement or in the Plan shall confer upon the Grantee the right to continue as an Independent Director or to be nominated as a candidate for re-election as an Independent Director.

Section 7.     Nonalienation. The Phantom Stock units and Dividend Equivalents subject to this Award are not assignable or transferable by the Grantee. Upon any attempt to transfer, assign, pledge, hypothecate, sell or otherwise dispose of any such Phantom Stock unit or Dividend Equivalent, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon such Phantom Stock unit or Dividend Equivalent, or upon such right or privilege, such Phantom Stock unit or Dividend Equivalent or right or privilege, shall immediately become null and void.

Section 8.     Determinations. Determinations by the Board, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.

Section 9.     Governing Law. The validity and construction of this Agreement shall be governed by the laws of the state of Delaware applicable to transactions taking place entirely within that state.

Section 10.   Certain Definitions. The following shall apply notwithstanding anything in this Agreement or the Plan to the contrary. The term “Change in Control” has the meaning given such term in Section 12.2 of the Duke Energy Corporation 1998 Long-Term Incentive Plan, as amended; provided, however, that no Change in Control shall be deemed to occur in respect of any transactions or events resulting from the separation of the Corporation’s gas and electric businesses. The term “Independent Director” means a member of the Board who is not an employee of the Corporation or any entity that is wholly owned, directly or indirectly, by the Corporation, or any other affiliate of the Corporation that is so designated, from time to time, by the Board.

Section 11.   Conflicts with Plan and Correction of Errors. In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling. In the event that, due to administrative error, this Agreement does not accurately reflect a Phantom Stock Award properly granted to Grantee pursuant to the Plan, the Corporation, acting through its Executive Compensation and Benefits Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document. It is the intention of the Corporation and the Grantee that this Award not result in unfavorable tax consequences to Grantee under Code Section 409A. Accordingly, Grantee consents to such amendment of this Agreement as the Corporation may reasonably make in furtherance of such intention, and the Corporation shall promptly provide, or make available to, Grantee a copy of any such amendment.

NOTWITHSTANDING THE FOREGOING, this Award is subject to cancellation by the Corporation in its sole discretion unless the Grantee, by not later than          has signed a duplicate of this Agreement, in the space provided below, and returned the signed duplicate to the Executive Compensation and Benefits Department - Phantom Stock (STO5F), Duke Energy Corporation, P. O. Box 1007, Charlotte, NC 28201-1007, which, if and to the extent permitted may be accomplished by electronic means.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed and granted in Charlotte, North Carolina, to be effective as of the Date of Grant.

ATTEST:		DUKE ENERGY CORPORATION

By:		By:
	Corporate Secretary	Its:	Chief Executive Officer

Acceptance of Phantom Stock Award

IN WITNESS OF Grantee’s acceptance of this Award and Grantee’s agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement this         day of                      .

Grantee’s Signature

(print name)

(social security number)

(address)

Election to Defer

This Agreement (“Agreement”) is made and entered into as of            by and between Duke Energy Corporation, a Delaware corporation (the “Company”) and             (the “Director”).

WHEREAS, the Company and the Director wish to provide for the deferral of the payment of certain shares of the Company’s common stock (“Common Stock”) that may be payable upon the vesting of the Phantom Stock Award Agreement provided to the Director by the Company (the “Award”) in       in consideration for the Director’s service as a member of the Company’s Board of Directors (“Board”).

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Director hereby agree as follows:

1.   Account.   The Company shall establish a bookkeeping account for the benefit of the Director (the “Account”). The balance in the Account shall reflect the shares of Common Stock credited by the Company, and adjustments thereto for dividend equivalents, in accordance with Section 2 hereof.

2.   Credit to, and Adjustment of, Account.   Effective upon the vesting of the Director’s Award, the Company shall credit to the Account the number of shares of Common Stock that otherwise would have been delivered to the Director pursuant to the Award. The amount credited to the Account, plus dividend equivalents thereon, shall be deemed to be invested at all times in shares of Common Stock, in accordance with procedures established from time to time by the Board or its delegate. The Board or its delegate may make or provide for such adjustments in the number of shares of Common Stock credited to the Account as the Board or its delegate, in its sole discretion exercised in good faith, may determine is equitably required in order to prevent dilution or enlargement of the Director’s rights that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Board or its delegate, in its sole discretion exercised in good faith, may provide, in substitution for the Common Stock credited to the Account, such alternative consideration as it may determine to be equitable in the circumstances.

3.   Payments to Director.   The Director will be entitled to receive the shares of Common Stock then-credited to his Account as soon as administratively practicable following the date on which the Director ceases to be a director of the Company and its affiliates. The lump sum payment shall be made in the form of shares of Common Stock, and cash in lieu of any fractional share. The payment to the Director of a single lump sum payment shall discharge all obligations of the Company to the Director under this Agreement. Notwithstanding the above, the date on which the Director ceases to be a director of the Company shall be deemed to have not occurred for purposes of this Agreement unless such cessation constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations promulgated thereunder.

4.   Death.   If the Director dies before the balance of his Account has been paid to him, the balance of the Account shall be paid to the Director’s beneficiary in a single lump sum payment as soon as administratively practicable following the date of the Director’s death. The lump sum payment shall be made in the form of shares of Common Stock, and cash in lieu of any fractional share. The Director’s “beneficiary” is the person or persons, including one or more trusts, designated by the Director to receive payment of the Account in the event of the death of the Director on a form provided by the Company. If the Director fails to designate a beneficiary or designates a beneficiary who fails to survive him, the Director’s beneficiary shall be his estate.

5.   Administration.   The Company, through the Board or its delegate, shall be responsible for the general administration of the Agreement and for carrying out the provisions hereof. All payments under this Agreement shall be paid by the Company out of its general assets. No amount payable under this Agreement may be assigned, transferred, encumbered or subject to any legal process for the payment of any claim against the Director or his or her beneficiary. This Agreement may be amended from time to time by a writing signed by both parties hereto which makes specific reference to this Agreement. This Agreement and the Director’s rights under it shall be construed and determined in accordance with the laws of the State of Delaware. This Agreement shall be binding upon the successors and assigns of the parties hereto.

6.   Compliance with Law.   This Agreement shall be construed, administered and governed in a manner that is consistent with, and that satisfies the requirements of, Section 409A of the Code and any regulations promulgated thereunder, so that taxation to the Director is deferred under this Agreement until distribution as provided hereunder.

7.   Tax Withholding.   To the extent required by law, the Company will withhold all applicable income and other taxes from amounts otherwise payable under this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the date first written above.

DIRECTOR	DUKE ENERGY CORPORATION